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                                                                   EXHIBIT 10.63






                                December 26, 2002



Ms. Lana Corbi
8570 Colecrest Drive
Los Angeles, CA. 90046

Dear Ms. Corbi:

The following will confirm our agreement regarding termination of your employment with Crown Media United States, LLC (hereafter referred to as "Crown"). As you have been previously advised, Crown has elected to terminate your employment and employment agreement with Crown dated September 25, 2001 (the "Employment Agreement"), effective December 31, 2002. Such termination is pursuant to Paragraph 8(b) of the Employment Agreement. Notwithstanding the terms of the Employment Agreement, we have agreed that:

1. In lieu of payment of the salary provided for in Paragraph 3(a) of the Employment Agreement over the remainder of the Term as provided in Paragraph 8(b), Crown will pay you a lump sum of $1,325,521 on or before December 31, 2002. This lump sum payment will be subject to any withholdings or deductions required by law.

2. You will receive a flat bonus of $300,000 for 2002 (subject to any deductions required by law), in lieu of a bonus calculated pursuant to Paragraph 3(b) of the Employment Agreement. This bonus will be paid in 2003 on the date the 2002 bonuses are paid to other Crown employees.

3. The bonuses for 2003 and 2004 (in the latter case, adjusted for the partial contract year) will be calculated and paid as provided in Paragraph 3(b) of the Employment Agreement. In calculating these bonuses, any overall adjustments in the formulas or benchmarks which are used to calculate bonuses for other senior executives whose bonus formulas are similarly based on EBITA or revenues and which are necessary to allow for unforeseen developments in Crown's operations or the television marketplace, will also be made in your bonus calculations. In other words, you will be treated consistently with out top executives with respect to any such adjustments. These bonuses will be subject to the mitigation provisions of Paragraph 3(b) of the Employment Agreement.

4. You are eligible for continued medical, dental and vision coverage for yourself and your family pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Crown has agreed to make all payments required for continuation of this COBRA coverage on your behalf through June 30, 2004, provided that you are not eligible for coverage under any other employer's medical plans. Your participation in all other Crown employee benefit plans (including Fringe Benefits under the Employment Agreement) will cease as of December 31, 2002.

5. You may retain the computer equipment which Crown previously installed in your home, consisting of:

         1 Dell desktop
         2 Dell 17" monitors
         2 HP 1200 printers
         1 DSL router
         1 Dell Latitude LS 400 w/ docking station
         1 Dell keyboard
         1 Dell mouse
         1 Zip drive
         1 Blackberry

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         You may also retain your company cell phone and Crown will ask that the cell phone be transferred to your account with your existing provider effective January 18, 2003. Similarly Crown will request that your high speed DSL service be transferred to your personal account on the same date. The DirectTV service, which has been provided to you, will be terminated.

6. Notwithstanding Paragraph 5(a)(iii) of the "Nonqualified Stock Option Agreement" between you and Crown Media Holdings, Inc., dated as of August 1, 2000, and the terms of the Crown Media Holdings, Inc. Amended and Restated 2000 Long Term Incentive Plan, the 62,047 Crown options which were awarded under that agreement in lieu of the Odyssey SARs which you held (which options have fully vested) may be exercised at any time on or before December 31, 2005. The options will then expire on December 31, 2005.

7. You, on behalf of yourself and your heirs, representatives and assigns, hereby release and discharge Crown, its parent companies, their subsidiaries and divisions, and all of the respective current and former directors, officers, shareholders, successors, agents, representatives and employees of each, from any and all claims you ever had, now have, or may in the future assert regarding any matter occurring prior to the Effective Date, including, without limitation, all claims regarding your employment or termination of your employment with Crown (including any rights and claims under the Age Discrimination in Employment Act and any other employment discrimination claims), any contract claim (express or implied), any tort, any claim for wages or benefits, any claim for breach of a fair employment practice law or any breach of any other local, state or federal law, statute, ordinance, regulation or provision. Except as provided herein, you acknowledge that you are owed no additional compensation under your Employment Agreement or otherwise in connection with the termination of your employment and that Crown will have no obligation to provide you at any time in the future any payments or benefits, other than those provided for in this agreement and vested benefits under Crown's benefit plans

8. This Agreement does not constitute an admission by Crown of any violation of any federal, state, local or administrative statute, ordinance, regulation or provision.

9. The terms and provisions of this Agreement are severable and if any term or provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other term or provision.

10. You agree that any confidential information you acquired during your employment with Crown shall not be disclosed, either directly or indirectly, to any other person or used in a manner detrimental to Crown's interests. You further agree not retain any business records or documents relating to any activity of Crown or any of its parents, subsidiary or affiliated companies, and to return and not retain any property belonging to Crown or its parents, subsidiaries, and affiliates.

11. Neither you nor anyone acting on your behalf shall publicize, disseminate or otherwise make known the terms of this Agreement, directly or indirectly, to any other person, except for those rendering professional financial or legal advice, to your immediate family, or unless required to do so by court order or other compulsory process of law.

12. You agree to cooperate with Crown in the preparation and production of evidence and in providing testimony in any judicial or administrative proceeding pending now or in the future that involves allegations arising during the period of your employment. (Crown is not currently aware of any such pending proceedings.) You shall not be required to voluntarily participate (as opposed to participating pursuant to a valid subpoena) if to do so would result in self-incrimination or negatively impact your reputation, belief system or then-current employment or would be a conflict of interest with those of a then-current or past employer.

13. This letter sets forth the entire agreement between you and Crown and supersedes any and all prior oral or written agreements or understandings between you and Crown concerning this subject except by a further writing signed by you and an authorized representative of Crown.

14. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law rules.

15. Paragraphs 5(a), 5(c) and 7(b) of your Employment Agreement and all other provisions of that agreement which by their terms are intended to survive after the end of the Term, will continue in effect for the periods indicated.


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16.      This agreement will become effective seven days after you sign it, and you have the right to revoke the agreement during that seven day period.


If the foregoing correctly and fully recites the substance of our Agreement, please so signify by signing in the space below.

                                           Very truly yours,

                                           Crown Media United States, LLC


                                           By:      /s/ C. Stanford
                                                    ---------------------------

                                           Name:    C. Stanford
                                                    ---------------------------

                                           Title:   VP
                                                    ---------------------------

I am fully aware of and understand this Agreement's contents and I am entering into this Agreement knowingly, voluntarily, willfully and free form any coercion or duress.

ACCEPTED & AGREED:


By: /s/ Lana Corbi                      Date: December 27, 2002
    ----------------------------              -------------------------
        Lana Corbi


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